EXHIBIT 10.1

COMMERCIAL LEASE AGREEMENT

Between

CAMTON, LLC

Landlord

And

BASANITE INDUSTRIES, LLC

Tenant

6.02 Tenant Alterations	13
6.03 Liens	13

ARTICLE 7 CASUALTY AND INSURANCE	13
7.01 Repair	13
7.02 Tenant’s Insurance	14
7.03 Hold Harmless	15
7.04 Waiver of Claims, Subrogation	15

ARTICLE 8 CONDEMNATION	16
8.01 Substantial Taking	16
8.02 Partial Taking	16
8.03 Separate Award	16
8.04 Lender Requirements	16

ARTICLE 9 ASSIGNMENT OR SUBLEASE	17
9.01 Landlord Assignment	17
9.02 Tenant Assignment	17
9.03 Conditions of Assignment	17
9.04 Subordination	18
9.05 Estoppel Certificates	18

ARTICLE 10 DEFAULT AND REMEDIES	19
10.01 Default by Tenant	19
10.02 Remedies for Tenant’s Default	19
10.03 Landlord’s Default	20

ARTICLE 11 RENEWAL OPTION / EARLY TERMINATION	21
11.01 Renewal Option	21

ARTICLE 12 MISCELLANEOUS	22
12.01 Waiver	22
12.02 Act of God or Force Majeure	22
12.03 Successors	22
12.04 Notice	22
12.05 Representations, Warranties and Covenants of Tenant	23
12.06 Severability	23
12.07 Survival	23
12.08 No Recordation	23
12.09 Counterparts	23
12.10 Governing Law	23
12.11 Broker	24
12.12 No Publication	24
12.13 Time of Essence	24
12.14 Exhibits	24

12.15 Entire Agreement	24
12.16 Amendment	24
12.17 Waiver of Jury Trial	24
12.18 Construction	24
12.19 Submission	25
12.20 Captions	25
12.21 Prevailing Party	25
12.22 Effective Date	25
12.23 Not a Security Arrangement	25
12.24 Right of First Refusal	25

EXHIBITS LIST

Exhibit A – Leased Premises Exhibit B – Real Property

Exhibit C – Tenant Improvements

Exhibit D – Subordination, Non-Disturbance and Attornment Agreement Exhibit E – Excluded Parking

COMMERCIAL LEASE AGREEMENT

A PORTION OF 2041 NW 15th Avenue, Pompano Beach, FL 33069

THIS COMMERCIAL LEASE AGREEMENT (“Lease”) is entered into by and between CAMTON, LLC, a Florida limited liability company (“Landlord”) and BASANITE INDUSTRIES, LLC, a Delaware limited liability company (“Tenant”), as of the 18th day of January, 2019 ("Effective Date").

ARTICLE 1
BASIC LEASE TERMS

1.01

Lease and Premises. In consideration of the rents, terms, provisions and covenants of this Lease, Landlord hereby leases, lets and demises to the Tenant the following described premises (“Leased Premises”) as shown on Exhibit A attached hereto, which is located on land in Broward County, Florida and more fully described on Exhibit B attached hereto), for the Term specified herein, all upon and subject to the terms and conditions set forth herein.

“Leased Premises” Square Footage:	25,740 +/- square feet
“Leased Premises” (address):	2041 NW 15th Avenue, Pompano
Beach, FL 33069

The Lease Premises shall include all rights and privileges appurtenant to the Real Property as are necessary and convenient to the operation of Tenant's business thereon.

1.02

Rent Commencement Date. The Rent Commencement Date is April 1, 2019.

1.03

Term. The term (the “Term”) of this Lease shall commence on January 15, 2019 (the “Commencement Date”) and terminate Five (5) years, Two (2) months and Seventeen (17) days from said date (the “Termination Date”). (See Article 11 regarding Tenant’s Renewal Option).

1.04

Base Rent for the Leased Premises. The Base Rent Shall be payable as follows:

Time Period:	Monthly Base Rent:
April 1, 2019 – March 31, 2021	$23,595.00
April 1, 2021 – March 31, 2022	$24,302.85
April 1, 2022 – March 31, 2023	$25,031.93
April 1, 2023 – March 31, 2024	$25,782.89

1.05

Tenant Improvements. The Tenant Improvements to be provided by the Landlord are addressed in Section 5.01.

1.06

Addresses.

Landlord’s Address:	Tenant’s Address:

CAMTON, LLC	BASANITE INDUSTRIES LLC
1420 SW 28th Avenue
Pompano Beach, FL 33069
Attn.: Dave Sexton, Jr.

With a copy to:

Joseph M. Balocco, Jr., P.A.

Attention: Joseph M. Balocco, Jr., Esq.

4332 East Tradewinds Avenue

Lauderdale By-The-Sea, FL 33308

1.07

Permitted Use. Tenant shall use the Leased Premises for office use and general warehousing.

1.08

Security Deposit. Tenant shall place on deposit with Landlord the sum of Fifty Thousand and 00/100 ($50,000.00) Dollars to remain on deposit with Landlord during the Term of this Lease as security for the payment of rent and the full and faithful performance by Tenant of the covenants and conditions of this Lease (the “Security Deposit”). Upon yielding of the Leased Premises at the termination of this Lease and provided no default has occurred, said sum shall be returned to the Tenant. It is understood that Landlord shall always have the right to apply said deposit, or portion thereof, to the curing of any default that may exist. Should Landlord convey its interest under this Lease, the Security deposit, or the part or portion thereof not previously applied, shall be turned over to Landlord’s grantees or assignees; and Tenant hereby releases Landlord from any liability with respect to the Security Deposit and Tenant agrees it will not assign, pledge, mortgage or otherwise hypothecate its interest in the Security Deposit. It is agreed that the sum is not made in payment of rent but is paid solely as security by Tenant for the full and faithful performance of the obligations and terms of the Lease. Should the entire Security Deposit, or any portion thereof, be appropriated and applied by Landlord for the payment of overdue rent or other sums due and payable to Landlord by Tenant, then Tenant shall, upon written demand by Landlord, remit to Tenant a sufficient amount in cash to restore the Security Deposit to the original sum deposited, and Tenant’s failure to do so within ten (10) days after receipt of such demand shall constitute a default of this Lease.

ARTICLE 2
RENT

2.01

Base Rent. Tenant agrees to pay monthly as Base Rent during the Term without notice, demand, deduction, counter-claim, set-off or abatement, the sum of money set forth in Section 1.04 of this Lease, together with all applicable Florida (and local, if any) sales tax thereon. Tenant shall pay the first such monthly installment of Base Rent on or before April 1, 2019 for the first month’s Base Rent and a like monthly installment shall be due on the first (1st) day of each month during the Term of this Lease; provided, if the Rent Commencement Date is a date other than the first day of a calendar month, the Base Rent and Additional Rent set forth above will be prorated for the first calendar month that such amounts are due respectively, and the Base Rent for the next succeeding month shall be credited with any overpayment portion of the first month’s Base Rent prepayment. No payment by Tenant or receipt by Landlord of a lesser amount than the amount of Base Rent due will be deemed to be other than on account of the earliest past due installment of Base Rent required to be paid hereunder. Tenant agrees that no endorsement or statement on any check or in any letter accompanying any check or payment of Base Rent constitutes an accord and satisfaction and Landlord may accept such check or payment without prejudice to Landlord’s right to recover the balance of Base Rent then due or to pursue any remedy available under this Lease, at law or in equity. In consideration for the  Tenant Improvements to be completed by Tenant pursuant to Section 5.01 hereof the Landlord shall abate the Base Rent for months 2,5 and 8 of the Term.

For purposes of this Lease, (i) “Additional Rent” shall include, to the extent that such items are paid by Tenant to Landlord, all other amounts due Landlord from Tenant pursuant to the terms of this Lease, and (ii) “Rent” shall mean, collectively, Base Rent and Additional Rent (plus all Florida (and local, if any) sales tax due thereon).

2.02

Taxes. Intentionally Deleted.

2.03

Operating Expenses. Tenant at its expense shall pay and be responsible for any and all costs arising out of or relating to the maintenance, operation, repair, replacement and administration of the Leased Premises, including, without limitation, (i) the cost of security, janitorial, garbage removal and trash removal services, and (ii) the cost of all fuel, water, electricity, telephone and any other utilities used at the Leased Premises (and the cost of setting up connections thereto).

2.04

Late Payment Charge; Interest. Other remedies for nonpayment of Base Rent and Additional Rent notwithstanding, if the monthly Base Rent or other payments due hereunder are not in Landlord’s possession on or before the tenth (10th) day of the month for which such amounts are due, such amount shall bear interest at the rate of one percent (1.0%) per month until paid, and Landlord shall be entitled to assess a late charge against Tenant in an amount equal to five percent (5%) of the payment due. In addition, Landlord is entitled to charge One Hundred Dollars ($100.00) for each check or payment which is not honored by Tenant’s bank, which charge shall be in addition to any other amounts owed under this Lease. Upon receipt of written notification by Landlord of any payment due not being received by Landlord, Tenant shall (1) provide reasonable evidence of payment having been made, and (2) issue a replacement payment to be delivered by overnight courier.

2.05

Holding Over. If Tenant does not vacate the Leased Premises upon the expiration or termination of this Lease without first obtaining the written consent of Landlord to remain in the Leased Premises, such holding over shall constitute, and be construed as, at Landlord's option, a month to month tenancy or a tenancy at sufferance at a daily rental equal to one-thirtieth (1/30th) of an amount equal to, in addition to Additional Rent, One Hundred Fifty Percent (150%) of the Base Rent being paid by Tenant immediately prior to the expiration or termination of the Lease, and all other terms and provisions of this Lease shall apply during such holdover period. During such holdover period, Tenant agrees to vacate and deliver the Leased Premises to Landlord within twenty (20) days of Tenant’s receipt of written notice from Landlord to vacate. Tenant agrees to pay the rental payable during the holdover period to Landlord on demand.  No holding over by Tenant without the consent of Landlord will operate  to extend the Term.

ARTICLE 3
OCCUPANCY AND USE

3.01

Use. The Leased Premises shall be used and occupied only for the  purpose set forth in Section 1.07, unless otherwise agreed upon in a written agreement signed by Landlord Tenant shall occupy the Leased Premises, conduct its business and control its agents, employees, invitees and visitors in such a manner as is lawful, reputable, will not create a nuisance, interfere with Building operations, or affect the structural integrity or design capabilities of the Building. Tenant shall not conduct any auction, liquidation or going out of business sale. Tenant shall neither permit any waste on the Leased Premises nor allow the  Leased Premises to be used in any way which would be hazardous on account of fire.

3.02

Signs. Tenant shall have the right to place its name and corporate logo on the Building. Tenant’s signage rights shall be transferable to an approved assignee or sub Tenant. All costs associated with fabrication, installation, permitting, maintaining and eventual removal of said signage shall be the responsibility of Tenant. Such signage must conform to all  applicable governmental rules (including City of Pompano Beach), laws and regulations. The signage rights provided for herein are non-exclusive in nature and may be modified as reasonably required by Landlord to accommodate the signage of other tenants.

3.03

Compliance with Laws, Rules and Regulations. Tenant, at Tenant’s sole cost and expense, shall comply with all laws, ordinances, orders, rules and regulations now in effect or enacted subsequent to the date hereof by state, federal, municipal or other agencies or bodies having jurisdiction over Tenant (collectively, “Legal Requirements”). Landlord is entitled, at all times, when reasonably necessary, to create, change and/or amend rules and regulations to govern the Building in any reasonable manner as Landlord deems advisable for the safety, care, cleanliness, preservation of good order and operation or use of the Leased Premises or Building. All such changes and amendments to the Rules and Regulations must be in writing and sent to Tenant at the Leased Premises and at the notice addresses provided in this Lease. In the event of a conflict between the provisions of the Rules and Regulations provided by Landlord and the provisions of this Lease, the terms of this Lease shall control.

3.04

Warranty of Possession and Quiet Enjoyment. Landlord warrants that  it has the right and authority to execute this Lease, and Tenant, upon compliance with the terms, conditions, covenants and agreements contained in this Lease, will be entitled to possession of the Leased Premises during the Term as well as any extension or renewal thereof. Provided Tenant complies with the covenants and conditions in this Lease, Tenant shall have peaceful and quiet enjoyment of the Leased Premises against any person claiming by, through or under Landlord or otherwise.

3.05

Inspection. Upon reasonable advance notice, Landlord or its authorized agents may enter the Leased Premises during normal business hours to inspect the same to determine Tenant’s compliance with the terms hereof; to supply any other service to be provided by Landlord; to show the Leased Premises to prospective purchasers, tenants or mortgagees; to alter, improve or repair the Leased Premises or any other portion of the Building (including but not limited to the upgrading of electrical systems servicing the West portion of the Building of which the Leased Premises is a part) or for any other purpose Landlord deems reasonably necessary; provided such activities by Landlord do not unreasonably interfere with Tenant's use of the Leased Premises or the operation of its business in the Leased Premises. Tenant shall not change Landlord’s lock system or in any other manner prohibit Landlord from entering the Leased Premises. Landlord is entitled to use any and all means which Landlord may deem  proper to open any door in an emergency without liability therefor. During the final one hundred eighty (180) days of the Term, Landlord or its authorized agents have the right to erect or maintain on or about the Leased Premises or the Building customary signs advertising the Leased Premises for lease.

3.06

Hazardous Waste. The term “Hazardous Substances,” as used in this Lease means pollutants, contaminants, toxic or hazardous wastes, or any other substances, the presence or use of which is regulated, restricted or prohibited by any federal, state or local law, ordinance or other statute of a governmental or quasi-governmental authority relating to pollution or protection of the environment ("Environmental Law"). Tenant hereby agrees that

(i) no activity will be conducted on the Leased Premises that will produce any Hazardous Substance, except for such activities that are part of the ordinary course of Tenant’s business activities and of which Landlord has been notified in writing (the “Permitted Activities”), provided said Permitted Activities are conducted in accordance with all Environmental Laws and other Legal Requirements; Tenant shall obtain all required permits and pay all fees and provide any testing required by any governmental agency; (ii) the Leased Premises will not be used in any manner for the storage of any Hazardous Substances except for the temporary storage of such materials that may be used in the ordinary course of Tenant’s business and of which Landlord has been notified in writing (the “Permitted Materials”), provided such Permitted Materials are properly stored in a manner and location meeting all Environmental Laws and other Legal Requirements; Tenant shall obtain any required permits and pay any fees and provide any testing required by any governmental agency; (iii) Tenant will not permit any Hazardous Substances to be brought onto the Leased Premises, except for the Permitted Materials, and if so brought or found located thereon, the same must be immediately removed, with proper disposal, and all required cleanup procedures must be diligently undertaken in accordance with all Environmental Laws and other Legal Requirements. Upon reasonable advance notice, Landlord or Landlord’s representative shall have the right but not the obligation to enter the Leased Premises during normal business hours for the purpose of inspection to ensure compliance with all Environmental Laws. Should it be determined that any Hazardous Substances, including Permitted Materials, are being improperly stored, used, or disposed of, or any Permitted Activities are being improperly conducted, then Tenant shall immediately take such corrective action as required by all Environmental Laws. Should Tenant fail to take such corrective action within a reasonable time, and fails or refuses to take such action upon written notice of Landlord, Landlord is entitled to perform such work and Tenant shall promptly reimburse Landlord for all costs directly associated with said work. If at any time during or after the Term, the Leased Premises are found to be contaminated or if any violation of Environmental Laws shall exist, provided that Landlord is in possession of reasonably conclusive evidence developed and produced by an entity recognized as having relevant credentials within the environmental evaluation industry and provided that Tenant has been provided up to thirty (30) days to evaluate said evidence and perform its own independent analysis, Tenant shall diligently institute proper and thorough cleanup and remediation procedures at Tenant’s sole cost in accordance with all Legal Requirements. Before taking any action to comply  with Environmental Laws or to clean up Hazardous Substances contaminating the Leased Premises, Tenant shall submit to Landlord a plan of action, including all plans and documents required by any Environmental Law to be submitted to a governmental authority (collectively a “plan of action”). Such plan of action must be implemented by a licensed environmental contractor. Unless otherwise required by applicable laws, before Tenant begins the actions necessary to comply with Environmental Laws or to clean up contamination from Hazardous Substances, Landlord must (1) approve the nature, scope and timing of the plan of action, and (2) approve any and all covenants and agreements to effect the plan of action. If the presence of Hazardous Substances on the Leased Premises results in contamination of the Leased Premises or if Tenant breaches that obligations of Tenant stated in this Section 3.06, then Tenant shall indemnify, defend and hold Landlord harmless for any and all claims, judgments, damages, penalties, fines, costs, liabilities or lawsuits which arise as a result thereof during or after the Term.

This Section 3.06 shall survive the termination of this Lease.

3.07

Parking and Road Use. Tenant is granted the right to use, for the benefit of Tenant, its employees, customers, invitees and licensees, any and all access drives, parking spaces and other areas available on the Leased Premises, provided that such access and parking is utilized in conformance with all applicable laws and regulations, and further provided that the parking as depicted on the attached Exhibit E shall be reserved for the use of the exclusive use of the Landlord or Landlord’s assignees, tenants, guests.

3.08

Permits. Tenant shall, at its sole cost, be responsible for securing all permits with respect to the operation of its business and use of the Leased Premises and will provide copies of such permits from time to time upon the written request of Landlord.

ARTICLE 4
UTILITIES AND SERVICE

4.01

Building Services. Tenant acknowledges that there is currently adequate utility service connections to the Building and Leased Premises. Tenant shall arrange for connection to such services and pay directly to the appropriate supplier all cost of utility services to the Leased Premises, including, but not limited to, security deposits, taxes, penalties, surcharges or the like, and all charges for electricity, gas, telephone, water, sanitary and storm sewer service, and security systems. Until such time as the West portion of the Building of  which the Leased Premises is a part, is occupied, the Tenant shall be responsible for the electricity servicing the Building. At such time as the West portion of the Building of which the Leased Premises is a part becomes occupied, the Landlord shall cause the electric service to be sub-metered and thereafter the Tenant shall be solely responsible for the electric service serving the Leased Premises.

4.02

Telecommunications. Tenant, at its sole cost, may order and use telephone and other wired telecommunications services in accordance with rules and regulations, if any, adopted by Landlord from time to time. Unless Landlord otherwise requests or consents in writing, Tenant’s telecommunications equipment must be located in the Leased Premises. Landlord has no obligation to maintain Tenant’s telecommunications equipment, wiring, or other infrastructure, and if any such service is interrupted, curtailed, or discontinued, Landlord will have no obligation or liability to Tenant.

4.03

Security Service. Tenant acknowledges and agrees that Landlord is not providing any security services with respect to the Leased Premises or Building and that Landlord shall not be liable to Tenant for, and Tenant waives any claim against Landlord with respect to, any loss by theft or any other damage suffered or incurred by Tenant in connection with any unauthorized entry into the Leased Premises or Building or any other breach of security with respect to the Leased Premises or Building. Tenant shall, at all times, secure the Leased Premises to prevent unlawful or uninvited entry thereon.

ARTICLE 5

REPAIRS AND MAINTENANCE

5.01

Existing Conditions. Tenant accepts the Leased Premises as of the date hereof in its AS IS condition (other than the Tenant Improvements, to be constructed by Landlord pursuant to the list attached hereto as Exhibit C), subject to all recorded matters, laws, ordinances, and governmental rules, regulations and orders. The taking of the possession of the Leased Premises by Tenant will be conclusive evidence that Tenant accepts the Leased Premises, and that the Leased Premises were in good and satisfactory condition at the time such possession was so taken, subject to the completion by Tenant of the Tenant Improvements.

5.02

Tenant Repairs and Maintenance. Tenant shall, at its sole cost and expense, maintain, repair and replace all parts of the Leased Premises and the related Building structure in good repair and condition (reasonable wear and tear, casualty damage and condemnation excepted), including, but not limited to the roof structure and covering, foundation, surfaces and structural soundness of exterior walls, fire sprinkler system and piping, windows, window glass, plate glass, doors, store fronts, floor covering, interior walls, partitions and finish work, interior side of structural walls, water closets, kitchens, plumbing systems, electrical systems, heating, ventilating and air-conditioning systems, dock bumpers, levelers, lights, and truck and rail doors. Repairs and replacements shall be done in a good and workmanlike manner and in accordance with all Legal Requirements. In addition and notwithstanding any provision of this Lease to the contrary, the Tenant shall be responsible for the lawn maintenance on the Real Property. If Tenant fails to maintain, repair or replace promptly as required herein, and refuses to perform any such work within thirty (30) days after written notice from Landlord, Landlord may, at its option, perform on Tenant’s behalf and charge the direct cost of such performance to Tenant as Additional Rent which shall be due and payable by Tenant within thirty (30) days after delivery of Landlord’s invoice. All costs under this Section are the total responsibility of Tenant and do not constitute Operating Expenses under Section 2.03.

Tenant shall be responsible for pest control for the Leased Premises and shall keep the Leased Premises clean, attractive and free of rubbish and debris.

5.03

Maintenance Contract. Tenant shall, at its sole cost and expense, during the Term maintain a quarterly scheduled preventative maintenance/service contract for the servicing of all heating, ventilation and air conditioning systems and equipment within or servicing the Leased Premises. The contract must include all services reasonably suggested by the equipment manufacturer. A copy of the service contract shall be provided to Landlord within sixty (60) days after the Commencement Date. In the event the service contract is not provided, then Landlord shall have the right, but not the obligation, to have the work done and the cost therefor shall be charged to Tenant as Additional Rent and shall become payable by Tenant with the payment of the rent next due hereunder.

5.04

Condition of Leased Premises. Tenant shall not allow any damage to be committed to any portion of the Leased Premises or Building, and at the termination of this Lease, Tenant shall deliver the Leased Premises to Landlord in the same or similar condition as existed at the Commencement Date this Lease, ordinary wear and tear, casualty damage and condemnation excepted. Tenant shall notify Landlord in writing prior to vacating the Leased Premises and arrange to meet with Landlord for a joint inspection immediately prior to vacating.

ARTICLE 6
ALTERATIONS AND IMPROVEMENTS

6.01

Tenant Improvements. Certain improvements to the Leased Premises shall be performed by Tenant as provided in Section 5.01 above. The improvements to be made by Tenant shall be completed in a good and workmanlike manner free of liens and in accordance with all Legal Requirements. Tenant shall defend, indemnify, and hold Landlord, its agents, officers, directors, employees, and contractors harmless from and against all claims, loss and liability incurred by Landlord, its agents, officers, directors, employees, and contractors, in connection with loss of life, personal injury and/or damage to property suffered by third persons arising occasioned wholly or in part by any negligent or willful act or omission of Tenant, its officers, directors, agents, contractors, or employees in connection with the Tenant Improvements.

6.02

Tenant Alterations. Tenant, at its own cost and expense and without Landlord’s prior approval, may erect such shelves, bins, machinery, trade fixtures and other free- standing structures (collectively “Trade Fixtures”) in the ordinary course of its business provided that such items do not alter the basic character of the Leased Premises, do not overload or damage the Leased Premises, may be removed without injury to the Leased Premises, and the construction, erection, and installation thereof complies with all Legal Requirements. Upon expiration or earlier termination or this Lease, Tenant shall remove its Trade Fixtures and shall repair any damage caused by such removal. Other than the Trade Fixtures, Tenant shall not  make or allow to be made any alterations or physical additions in or to the Leased Premises (“Tenant Alterations”) without first obtaining the written consent of Landlord, which shall not be unreasonably withheld. Consent may be conditioned upon review and approval of plans and specifications and monitoring of construction by Landlord. Landlord’s review of Tenant’s plans and specifications and monitoring of construction shall be solely for Landlord’s benefit and shall impose no duty or obligation on Landlord to confirm that the plans and specifications and/or construction comply with any Legal Requirements. Any Tenant Alterations shall be made or performed at Tenant’s sole cost and expense in compliance with all Legal Requirements by licensed and insured contractors reasonably acceptable to Landlord and in a good, workmanlike and lien free manner. All Tenant Alterations are the property of Landlord and must be surrendered to Landlord upon the termination of this Lease without credit to Tenant; provided, however, Landlord, at its option, may require Tenant, by written notice to Tenant at the time of Landlord’s written consent of the Tenant Alterations, to remove any Tenant Alterations prior to vacating the Leased Premises and restore the Leased Premises to the condition existing on the Effective Date, and all costs of removal and restoration shall be borne by Tenant. This provision does not apply to moveable equipment, furniture or Trade Fixtures owned by Tenant, which may be removed by Tenant at the end of the Term. Upon completion of any Tenant Alterations, Tenant shall provide Landlord with proof of payment for all labor and materials (including lien waivers).

6.03

Liens. Landlord and Tenant hereby agree and acknowledge that no interest of Landlord in the Leased Premises shall be subject to any lien for improvements made by Tenant in or for the Leased Premises, and Landlord shall not be liable for any improvements made by Tenant. Landlord may file in the Public Records of Broward County, Florida a notice reflecting the terms of this Section 6.03 and otherwise in conformance with the requirements of Sec. 713.10(b), Florida Statutes (2013), as amended from time to time.

ARTICLE 7
CASUALTY AND INSURANCE

7.01

Repair. If the Building is substantially destroyed by fire, flood, tornado or other element, or by any other casualty which makes the Building completely unusable and such damage or destruction does not occur within the last twenty-four (24) months of the original Term or of any extended or renewed term of this Lease, this Lease shall continue in full force and effect and Landlord shall, as promptly as possible, restore, repair or rebuild the Leased Premises to substantially the same condition as it existed before the damage or destruction and the Rent shall be abated during the period of rebuilding and/or repairs. Should the Leased Premises be damaged or destroyed by any of the foregoing described casualties within the last twenty-four (24) months of the original term or within the last twenty-four (24) months of any extended or renewed term of this Lease, then to the extent that the Leased Premises are untenantable or unsuitable for continued use in the normal conduct of Tenant's business, Tenant shall have the right, exercisable by written notice to Landlord given within thirty (30) days after the date of such damage or destruction, to terminate this Lease effective upon the date of such damage or destruction.

7.02

Tenant’s Insurance.

(a)

At all times commencing on and after the earlier of the Commencement Date and the date Tenant or its agents, employees or contractors enters the Leased Premises for any purpose, Tenant shall carry and maintain, at its sole cost and expense:

(i)

Commercial General Liability Insurance applicable to the Leased Premises, its appurtenances and Tenant’s actions within the Building providing, on an occurrence basis, a minimum combined single limit of not less than Two Million Dollars ($2,000,000.00), with Landlord named as an additional insured as their interest may appear;

(ii)

All Risks of Physical Loss Insurance written at full replacement cost value and with a replacement cost endorsement covering all of Tenant’s personal property and Tenant Alterations in the Leased Premises (Landlord shall have no right in or claim to the proceeds of such policy of insurance maintained by Tenant); and

(iii)

Workers’ Compensation Insurance as required by the state in which the Leased Premises is located and in amounts as may be required by applicable statute, and Employers’ Liability Coverage of One Million Dollars ($1,000,000.00) per occurrence.

(b)

Before any repairs, alterations, additions, improvements, or construction are undertaken by or on behalf of Tenant, Tenant shall carry and maintain, at its expense, or Tenant shall require any contractor performing work on the Leased Premises to carry and maintain, at no expense to Landlord, in addition to Workers’ Compensation Insurance, All Risk Builder’s Risk Insurance in the amount of the full replacement cost of any alterations, additions or improvements and Commercial General Liability Insurance (including, without limitation, Contractor’s Liability coverage, Contractual Liability coverage, Completed Operations coverage, and Automobile Liability coverage ) written on an occurrence basis with a minimum combined single limit of Two Million Dollars ($2,000,000.00), and adding “the named Landlord hereunder (or any successor thereto), and its respective members, principals, beneficiaries, partners, officers, directors, employees, agents and any mortgagee(s)”, and other designees of Landlord as the interest of such designees appear, as additional insureds (collectively referred to as the “Additional Insureds”).

(c)

Any company writing any insurance which Tenant is required to maintain or cause to be maintained pursuant to the terms of this Lease (all such insurance as well as any other insurance pertaining to the Leased Premises or the operation of Tenant’s business therein being referred to as “Tenant’s Insurance”), as well as the form of such insurance, are at all times subject to Landlord’s reasonable approval. All policies evidencing Tenant’s Insurance (except for Workers’ Compensation Insurance and All Risks of Physical Loss Insurance) must specify Landlord as named insured as their interests may appear. Provided that the coverage afforded Landlord and any designees of Landlord is not reduced or otherwise adversely affected, all of Tenant’s Insurance may be carried under a blanket policy covering the Leased Premises and any other of Tenant’s locations. Tenant shall be solely responsible for payment of premiums for all of Tenant’s Insurance. Tenant shall deliver to Landlord, upon execution of this Lease, and upon renewals not more than ten (10) days subsequent to the expiration of any such insurance coverage, certificates evidencing all policies procured by Tenant in compliance with its obligations under this Lease; however, Tenant represents and warrants that there shall be no gap in coverage following any such expiration. The limits of Tenant’s Insurance do not in any manner limit Tenant’s liability under this Lease.

(d)

If Tenant fails to obtain the insurance coverage required by this Lease, Landlord may, at its option, obtain such insurance for Tenant, and Tenant shall pay, as Additional Rent, the cost of all premiums thereon and all of Landlord’s costs associated therewith.

7.03

Hold Harmless. In addition to any other indemnities to Landlord specifically provided in this Lease, Tenant shall indemnify and save harmless Landlord against and from all liabilities, liens, suits, obligations, fines, damages, penalties, claims, costs, charges and expenses, including reasonable attorneys' fees (including, without limitation, attorney’s fees and costs arising from trials and appellate actions; collectively, the “Claims”) imposed upon or incurred by or asserted against Landlord by reason of the use and/or occupancy of the Leased Premises or any part thereof, or any surrounding areas, by Tenant or Tenant's agents, contractors, servants, employees, licensees or invitees during the Term of this Lease. This indemnification shall specifically extend to but shall not be limited to loss or damage arising out of environmental hazards or contamination which are Tenant's responsibility under Section 3.06 of this Lease. The provisions of this Section 7.03 and the provisions of all other indemnity provisions elsewhere contained in this Lease shall survive the expiration or earlier termination of this Lease.

7.04

Waiver of Claims, Subrogation. Anything in this lease to the contrary notwithstanding, Landlord and Tenant hereby waive and release each other of and from any and all right of recovery, claim, action or cause of action, against each other, their agents, officers, employees or any party claiming by, through or under Landlord or Tenant, for any loss or damage that may occur to the Leased Premises, improvements to the Real Property, Building, Leased Premises or personal property within the Building, by reason of fire, explosion, or any other occurrence, regardless of cause or origin, INCLUDING NEGLIGENCE OF LANDLORD OR TENANT AND THEIR AGENTS, OFFICERS AND EMPLOYEES which loss or damage is (or would have been, had the insurance required by this Lease been maintained) covered by insurance. Each party covenants that no insurer shall hold any right of subrogation against such other party, and each party shall obtain any special endorsements required by its insurer to evidence compliance with the aforementioned waiver.

ARTICLE 8
CONDEMNATION

8.01

Substantial Taking. If all or a substantial portion of the Leased Premises or a substantial portion of the Building or Real Property (even though the Leased Premises are not taken) is taken for any public or quasi-public use under any governmental law, ordinance or regulation, or by right of eminent domain or by purchase in lieu thereof, and the taking would prevent or materially interfere with the use of the Leased Premises or the Building for the purpose for which it is then being used, then either Landlord or Tenant may, but is not required to, terminate this Lease by providing written notice to the other within thirty (30) days after such taking, and in such case, Base Rent and Additional Rent shall be abated for the unexpired portion of this Lease effective on the date title or physical possession is taken by the condemning authority, whichever occurs first.

8.02

Partial Taking. If less than a substantial portion of the Leased Premises or less than a substantial portion of the Building or Real Property is taken for any public or quasi-public use under any governmental law, ordinance or regulation, or by right of eminent domain or by purchase in lieu thereof, and such taking would not prevent or materially interfere with the use of the Leased Premises or the Building or Real Property for the purpose for which it was then being used, or if all or a substantial portion of the Leased Premises or all or a substantial portion of the Building or Real Property is taken as set forth in Section 8.01 above and this Lease is not terminated as provided in Section 8.01 above, Landlord shall, at Landlord’s sole risk and expense, restore and reconstruct the Building, the Real Property, Leased Premises and Tenant Improvements to the extent necessary to make it reasonably tenantable, provided, if the damages received by Landlord are insufficient to cover the costs of restoration, Landlord or Tenant may terminate this Lease. In the event that Landlord or Tenant does not terminate this Lease as provided in the forgoing sentence and Landlord fails to complete the necessary repairs or rebuilding within one hundred eighty (180) days from the date of the taking, Tenant may, at its option, terminate this Lease by delivering written notice of termination to Landlord and all further rights and obligations of the parties under this Lease (including, without limitation, all obligations to pay Rent for the unexpired portion of the Term) shall terminate effective as of the date of the written notification. Landlord shall have no obligation to restore any Tenant Alterations. The Base Rent and Additional Rent payable under this Lease during the period for which the Leased Premises, or portions thereof, are untenantable will be adjusted to such an extent as is fair and reasonable under the circumstances.

8.03

Separate Award. In the event of any taking as set forth above, Tenant may seek a separate award for any loss of improvements paid for by Tenant, its personal property, its moving expenses, and its business damage (so long as no such claim diminishes Landlord’s claim or award), but all other claims of any nature shall belong to Landlord. In the event Tenant does not receive such a separate award, Landlord shall be entitled to receive any and all sums awarded for the taking.

8.04

Lender Requirements. Notwithstanding anything herein to the contrary, if the holder of any indebtedness secured by a mortgage or deed of trust covering the Building requires that the condemnation proceeds be applied to such indebtedness, then Landlord or Tenant shall have the right to terminate this Lease by delivering written notice of termination to the other within sixty (60) days after such requirement is imposed; provided that if during such sixty (60) day period Landlord provides Tenant written notice that it elects to rebuild the Building at Landlord’s expense, then Tenant shall not have the right to terminate this Lease.

ARTICLE 9
ASSIGNMENT OR SUBLEASE

9.01

Landlord Assignment. Landlord is entitled to sell, transfer or assign, in whole or in part, its rights and obligations under this Lease and in the Leased Premises, provided any assignee or purchaser agrees to assume all Landlord’s obligations and duties hereunder from and after the date of such assignment. Any such sale, transfer or assignment shall, upon assumption by the transferee of Landlord’s obligations hereunder, release Landlord from all liabilities under this Lease arising after the date of such sale, assignment or transfer, and Tenant agrees to look solely to the successor in interest of Landlord for the performance of such obligation. However, if Landlord fails to transfer Tenant’s security deposit (if any) to said transferee, Landlord shall remain liable to Tenant to the extent of such security deposit (if any) and Tenant shall not be required to recognize or attorn to said transferee until the security deposit (if any) is delivered to said transferee or returned to Tenant.

9.02

Tenant Assignment. Tenant shall not assign, in whole or in part, this Lease, or allow it to be assigned, in whole or in part, by operation of law or otherwise (including without limitation, if Tenant’s voting securities are not traded on any national securities exchange, by transfer of more than a fifty percent (50%) interest in Tenant in a single transaction or in a series of transactions, which transfer will be deemed an assignment) or mortgage or pledge the same or sublet the Leased Premises, in whole or in part, without the prior written consent of Landlord, which consent shall not be unreasonably withheld.

9.03

Conditions of Assignment. If Tenant desires to assign or sublet all or any part of the Leased Premises it must so notify Landlord at least twenty (20) days in advance of the date on which Tenant desires to make such assignment or sublease, and provide Landlord with a copy of the proposed assignment or sublease and such information as Landlord might request concerning the proposed subtenant or assignee to allow Landlord to make informed judgments as to the financial condition, reputation, operations and general desirability of the proposed subtenant or assignee. Within ten (10) business days after Landlord’s receipt of Tenant’s proposed assignment or sublease and all required information concerning the proposed subtenant or assignee, Landlord is entitled to exercise any of the following options: (1) consent to the proposed assignment or sublease, pursuant to a consent agreement executed by Tenant and the proposed assignee or subtenant containing such terms as Landlord may require on a form approved by Landlord in its reasonable discretion, or (2) refuse if, in its reasonable discretion and judgment, the proposed assignment or sublease is unacceptable to Landlord. Any sublease  or assignment to the extent permitted hereunder, shall not relieve the Tenant of its liability under the provisions of this Lease.

Notwithstanding the preceding provisions of Sections 9.02 and 9.03 above, Tenant may assign or sublet the Leased Premises, or any part thereof, to any entity controlling Tenant, controlled by Tenant, without the prior written consent of Landlord; provided, however, that Tenant shall immediately provide Landlord with written notice of any such assignment or sublease.

9.04

Subordination. Upon written request of the holder or any mortgage or deed of trust lien or assignment of leases and rents now or hereinafter relating to the Leased Premises, Tenant shall subordinate its rights under this Lease to any recorded mortgage, deed of trust lien or assignment of leases and rents presently existing or hereafter created upon the Building or the Real Property (provided, however, that any such mortgagee may, at any time, subordinate such mortgage, deed of trust or other lien or assignment of leases and rents to this Lease) and to any renewals thereof. Tenant shall execute, acknowledge and deliver an  instrument substantially in the form of Exhibit “D” attached hereto or in other reasonable form customarily used by such encumbrance holder to effect such subordination; provided, however, as a condition of all such subordinations, the holder of such lien shall be first required to agree with Tenant that, notwithstanding the foreclosure or other exercise of rights under any such first or other mortgage, Tenant's possession and occupancy of the Leased Premises and the Building and Real Property and its leasehold estate shall not be disturbed or interfered with and provided such instrument does not impose obligations upon Tenant that exceed Tenant’s obligations as defined under this Lease and provided that such instrument does not limit or reduce obligations imposed on the Landlord. If the interests of Landlord under this Lease are transferred by reason of foreclosure or other proceedings for enforcement of any first mortgage or deed of trust lien or assignment of leases and rents on the Leased Premises, Tenant agrees to be bound to the transferee (sometimes called the “Purchaser”), if requested by the Purchaser, under the terms, covenants and conditions of this Lease for the balance of the term remaining, including any extensions or renewals, with the same force and effect as if the Purchaser were Landlord under this Lease, and, if requested by the Purchaser, Tenant agrees to attorn to the Purchaser, including the first mortgagee under any such mortgage if it be the Purchaser, as its landlord; provided, however, if the interest of Landlord under this Lease is transferred by reason of foreclosure or other proceedings for enforcement of any first mortgage or deed of trust lien or assignment of leases and rents on the Leased Premises, this Lease shall be recognized by the transferee or purchaser at foreclosure or under power of sale, and the Lease and the rights of Tenant shall remain in full force and effect during the Term of this Lease, so long as Tenant shall continue to perform all of the covenants and conditions of this Lease.

9.05

Estoppel Certificates. Tenant agrees to furnish, from time to time, within fifteen (15) days after receipt of a request, a statement certifying the following if accurate: Tenant has accepted and is in possession of the Leased Premises; the Leased Premises are acceptable; the Lease is in full force and effect; the Lease is unmodified; Tenant claims no present charge, lien, or claim of offset against Base Rent; the Base Rent is paid for the current month, but is not prepaid for more than one month and will not be prepaid for more than one month in advance; there is no existing default by reason of some act or omission by Landlord, or if there are any, stating those claimed by the Tenant; and such other matters as may be reasonably required by Landlord, Landlord’s mortgagee or any potential purchaser. The certificate from Tenant shall specify in detail any facts that are required to explain any inaccuracy as to such matters.

ARTICLE 10
DEFAULT AND REMEDIES

10.01

Default by Tenant. The following events constitute an “Event of  Default” by Tenant under this Lease:

(a)

Tenant fails to pay when due any installment of Base Rent, Tenant’s Insurance or Additional Rent within ten (10) days of the date when due;

(b)

Tenant fails to comply with any term, provision or covenant of this Lease, other than the payment of Base Rent or Additional Rent or any event specifically described in this Section 10.01, and such failure continues in excess of thirty (30) days after written notice from Landlord, unless such failure is of such a nature that it cannot reasonably be cured within such 30-day period, in which case it shall not be an Event of Default so long as Tenant shall commence the curing of the default within such 30-day period and shall thereafter diligently prosecute the curing of the default;

(c)

Tenant files, causes to be filed or has filed against it a petition in bankruptcy or is adjudged bankrupt or insolvent under any applicable federal or state bankruptcy or insolvency law, unless such proceeding shall not have been dismissed within sixty (60) days after the commencement thereof, or admits that it cannot meet its financial obligations as they become due; or a receiver or trustee is appointed for all or substantially all of the assets of Tenant; or Tenant makes a transfer in fraud of creditors or makes an assignment for the benefit of creditors; or

(d)

Without limiting the effect of, or Tenant’s obligations under Section 6.03, it shall be an Event of Default if Tenant does or permits to be done any act which results in a lien (of any nature) being filed against the Leased Premises, the Building or the Real Property and such lien is not promptly removed upon Tenant receiving written notice from Landlord.

10.02

Remedies for Tenant’s Default. Upon the occurrence of any Event of Default, Landlord is entitled to pursue any one or more of the remedies set forth herein without any notice or demand.

(a)

Without declaring the Lease terminated, Landlord may enter upon and take possession of the Leased Premises, by picking or changing locks if necessary, and lock out, expel or remove Tenant and any other person who may be occupying all or any part of the Leased Premises without being liable for any claim for damages, and relet the Leased Premises on behalf of Tenant and receive the rent directly by reason of the reletting. Tenant agrees to pay Landlord on demand any deficiency that may arise by reason of any reletting of the Leased Premises; further, Tenant agrees to reimburse Landlord for any reasonable expenditures made by it in order to recover and relet the Leased Premises, including, but not limited to, leasing commissions, lease incentives, remodeling and repair costs and reasonable attorney’s fees. Landlord shall use commercially reasonable efforts to relet the Leased Premises.

(b)

Landlord may terminate this Lease, remove Tenant’s or any other occupant’s property, in which event Tenant shall immediately surrender the Leased Premises to Landlord, and if Tenant fails to surrender the Leased Premises, Landlord may, without prejudice to any other remedy which it may have for possession or arrearage in rent, enter upon and take possession of the Leased Premises, by picking or changing locks if necessary, and lock out, expel or remove Tenant and any other person who may be occupying all or any part of the Leased Premises without being liable for any claim for damages. Tenant agrees to pay on demand the amount of all loss and damage which Landlord may suffer by reason of the failure of Tenant to maintain and or repair the Leased Premises as required hereunder, and any expenditures made by Landlord in order to recover and relet the Leased Premises, including, but not limited to, leasing commissions, reasonable lease incentives, remodeling and repair costs and reasonable attorneys fees. If Landlord elects to terminate this Lease, in addition to the foregoing, Landlord shall be entitled to recover as damages a sum of money equal to the total of (i) the unpaid Rent and any other sums accrued hereunder at the date of termination (including interest at the past due rate if in arrears), (ii.) any costs incurred by the Landlord in connection with the Tenant Improvements and (iii) any other sum of money or damages owed by Tenant to Landlord as of the date of termination of the Lease. Notwithstanding anything contained in this Lease to the contrary, this Lease may be terminated by Landlord only by delivering written notice of such termination to Tenant, and no other act or omission of Landlord constitutes a termination of this Lease.

(c)

If Landlord exercises its remedy to lock out Tenant in accordance with any provision of this Lease, Landlord shall take commercially reasonable steps to protect the property of Tenant within the Leased Premises, but Tenant agrees that no notice is required to be posted by Landlord on any door to the Leased Premises (or elsewhere) disclosing the reason for such action or any other information.

(d)

All of Landlord’s rights and remedies set forth herein are cumulative and pursuit of any remedy specified in this Lease will not constitute an election to pursue that remedy only, nor preclude Landlord from pursuing any other remedy available at law or in equity, nor constitute a forfeiture or waiver of any rent or other amount due to Landlord as described herein.

10.03

Landlord’s Default. Landlord shall not be in default of this Lease unless Landlord fails to perform any of its obligations hereunder within thirty (30) days after receipt of written notice from Tenant specifying such failure (unless such performance will, due to the nature of the obligation, require a period of time in excess of thirty (30) days, then after such period of time as is reasonably necessary). In such event Tenant shall have the right to pay, perform or discharge any such obligation of Landlord hereunder, and Landlord shall, within thirty (30) days from Tenant's demand, reimburse Tenant in the full amount expended by Tenant in curing such default. If Landlord fails to reimburse Tenant within such time, Tenant shall not have the right to offset against Base Rent, except that if, as a consequence of Landlord’s default, Tenant shall recover a final money judgment against Landlord, and Landlord fails to satisfy such judgment within thirty (30) days, Tenant shall have the right to satisfy such judgment by offsetting the amount due against all amounts due hereunder until such judgment is fully satisfied. All obligations of Landlord hereunder shall be construed as covenants, not conditions and, except as may be otherwise expressly provided in this Lease, Tenant may not terminate this Lease for breach of Landlord’s obligations. Any liability of Landlord under this Lease shall be limited solely to its interest in the Real Property and the Building and in no event shall any personal liability be asserted against Landlord in connection with this Lease nor shall any recourse be had to any other property or assets of Landlord, its affiliates, equity owners, partners, members, joint ventures or any officer, director or employee of the foregoing.

ARTICLE 11
RENEWAL OPTION

11.01

Renewal Option.  While this Lease is in full force and effect, provided  that Tenant is not in default of any of the terms, covenants and conditions hereof beyond applicable cure periods, Tenant shall have the option to extend the Term of this Lease for one (1) consecutive additional term(s) of five (5) years upon not less than 120-days prior written notice to the Landlord. Such extension or renewal of the Term shall be on the same terms, covenants and conditions as provided for in the then-current Term provided however that Base Rent for the first year of the renewal term shall be calculated based on ninety-five (95%) percent of Fair Market Rent as hereinafter defined. “Fair Market Rent” shall mean the amount of Base Rent a new tenant with comparable net worth and creditworthiness as Tenant has paid for comparable space in a similar building within the same general area of Pompano Beach, Florida, as the Property within the prior six (6) month period.

After receipt by Landlord of Tenant’s renewal notice, Landlord and Tenant will have a period of twenty (20) days within which to agree on the Fair Market Rent. If Landlord and Tenant agree on the Fair Market Rent, then they shall immediately execute an amendment to the Lease stating the agreed upon amount equal to the Fair Market Rent. If Landlord and Tenant are unable to agree for any reason on the fair Market Rent within said twenty (20) day period, then the parties agree that the current Fair Market Rent will be based upon an amount as determined by a board of three (3) licensed real estate brokers. Landlord and Tenant shall each appoint one (1) broker within seven (7) days after expiration of the twenty (20) day period, or sooner if mutually agreed upon, satisfying the requirements set forth below. The two (2) brokers so appointed shall elect a third (3rd) broker within seven (7) days after they both have been appointed. Each broker shall be licensed in the State of Florida as a real estate broker, specializing in the field of commercial leasing and having no less than five (5) years experience in such field, and recognized as ethical and reputable within his or her field. Each broker, within seven (7) days after the third broker is selected, shall submit his or her determination of the Fair Market Rent. The current Fair Market Rent for purposes of this Lease shall be the mean of the two closest rental rate determinations. In arriving at their individual determinations of Fair Market Rent, each broker shall consider the standard set forth in this Section 11.01 and shall also analyze all the components of the Lease, and apply to them the current market factors.

Base Rent for the renewal term shall increase each year of the applicable renewal term by 3% over the previous years’ Base Rent. The renewal option contained herein shall automatically terminate upon the earlier to occur of (1) the expiration of the then applicable Term if a Renewal Notice has not been given, or (2) the early termination of this Lease as a result of Tenant's Default or (2) the early termination of Tenant’s right to possession of the Leased Premises as a result of Tenant's Default.

ARTICLE 12
MISCELLANEOUS

12.01

Waiver. Failure of Landlord or Tenant to declare any default of Tenant immediately upon its occurrence or delay in taking any action (including enforcement of remedies) in connection with an Event of Default, does not constitute and shall not be deemed a waiver of the default.

12.02

Act of God or Force Majeure. An “act of God” or “force majeure” is defined for purposes of this Lease as strikes, lockouts, sitdowns, material or labor restrictions by any governmental authority, unusual transportation delays, riots, floods, washouts, explosions, earthquakes, fire, storms, weather (including wet grounds or inclement weather which prevents construction), acts of the public enemy, wars, insurrections and any other cause not reasonably within the control of the parties hereto and which by the exercise of due diligence the responsible Party is unable, wholly or in part, to prevent or overcome. The parties hereto are not required to perform any covenant or obligation in this Lease, or be liable in damages to the other, so long as the performance or non-performance of the covenant or obligation is delayed, caused or prevented by an act of God or force majeure. Force majeure shall not relieve either party hereto of the obligation to pay monies as provided in this Lease. However, delays in such payments being received by the receiving party shall be of no effect provided the cause of such delay is shown to be force majeure.

12.03

Successors. This Lease applies to, is binding upon and inures to the benefit of Landlord and Tenant and their respective successors and assigns.

12.04

Notice. All rent and other payments required to be made by Tenant shall be paid to Landlord at the address set forth in Section 1.06 or at such other address as Landlord may specify from time to time by written notice. All payments required to be made by Landlord to Tenant are payable to Tenant at the address set forth in Section 1.06 or at any other address as Tenant may specify from time to time by written notice. For purposes hereof, any notice or document required or permitted to be delivered by the terms of this Lease (other than delivery of rental payments) will be deemed to be delivered upon the earlier of actual receipt or (whether or not actually received) the next business day after being deposited with a nationally recognized overnight courier service, or the third (3rd) business day after being deposited in the United States Mail, postage prepaid, certified mail, return receipt requested, addressed to the parties at the respective addresses set forth in Section 1.06. Any notice delivered via facsimile transmission or via e-mail will not satisfy a requirement to give notice under the terms of this Lease. Any notice may be given by legal counsel for a party.

12.05

Representations, Warranties and Covenants of Tenant. Tenant represents, warrants and covenants that it is now in a solvent condition; that no bankruptcy or insolvency proceedings are pending or contemplated by or against Tenant; that all reports, statements and other data furnished by Tenant to Landlord in connection with this Lease are true and correct in all material respects; that the execution and delivery of this Lease by Tenant does not contravene, result in a breach of, or constitute a default under any contract or agreement to which Tenant is a party or by which Tenant may be bound and does not violate or contravene any law, order, decree, rule or regulation to which Tenant is subject; and that there are no judicial or administrative actions, suits, or proceedings pending or to Tenant's knowledge threatened against or affecting Tenant. Each of the persons executing this lease on behalf of Tenant represents and warrants that Tenant is duly organized and existing, is qualified to do business in the state in which the Leased Premises are located, has full right and authority to enter into this Lease, that the persons signing on behalf of Tenant are authorized to do so by appropriate company action and that the terms, conditions and covenants in this Lease are enforceable against Tenant. Tenant, upon Landlord’s request, will deliver evidence satisfactory to Landlord that the execution and delivery of this Lease has been duly authorized and properly executed.

12.06

Severability. If any clause or provision of this Lease is illegal, invalid or unenforceable under present or future laws, then and in that event, it is the intention of the parties hereto that the remainder of this Lease shall not be affected thereby. It is also the intention of the parties to this Lease that in lieu of each clause or provision of this Lease that is illegal, invalid or unenforceable, there be added, as a part of this Lease, a clause or provision as similar in terms to such illegal, invalid or unenforceable clause or provision as may be possible and be legal, valid and enforceable.

12.07

Survival. All obligations of Tenant or Landlord hereunder not fully performed as of the expiration or earlier termination of the Term shall survive the expiration or earlier termination of the Term, including, without limitation, all payment obligations and all obligations concerning the condition of the Leased Premises.

12.08

No Recordation. This Lease may not be recorded by either Landlord or Tenant. Upon the request of either Landlord or Tenant, the parties will execute a memorandum of lease setting forth the Commencement Date, the Rent Commencement Date and Termination Date of the Term, any extension rights and a description of the Leased Premises and the Real Property, the cost of such recording to be the responsibility of the party requesting the memorandum of lease.

12.09

Counterparts. This Lease may be executed in two or more counterparts, and it is not necessary that any one of the counterparts be executed by all of the parties hereto. Each fully or partially executed counterpart constitutes an original, but all such counterparts taken together constitute but one and the same instrument.

12.10

Governing Law. This Lease shall be construed under and in accordance with the laws of the state in which the Leased Premises is located, excluding any principles related to conflicts of laws.

12.11

Broker. Landlord and Tenant represent and warrant that no broker has been involved in the negotiation of this Lease or is entitled to any commission in connection herewith, with the exception of Steve Davis of SVN Commercial Realty (the “Landlords Broker”) and Jan Stolow of Levy Realty Advisors, Inc., (the “Tenant’s Broker), both of whom shall be compensated by Landlord pursuant to the terms of a separate written agreement. Landlord and Tenant agree to indemnify and hold each other harmless from and against any liabilities or claims (including, without limitation, attorney’s fees and costs of defending against and investigating such claims) arising with respect to any broker or similar parties whose claim arises by, through or on behalf of the other party.

12.12

No Publication. Landlord and Tenant agree that neither shall publicize or advertise the execution of this Lease and the related transaction.

12.13

Time of Essence. With respect to all required acts of Landlord and Tenant, time is of the essence of this Lease. Notwithstanding the foregoing, if the last day of any time period stated herein shall fall on a Saturday, Sunday or legal holiday, then the duration of such time period shall be extended so that it shall end on the next succeeding day which is not a Saturday, Sunday or legal holiday.

12.14

Exhibits. All exhibits, attachments, riders and addenda, if any, referred to in this Lease are incorporated herein and made a part hereof for all intents and purposes.

12.15

Entire Agreement. It is expressly agreed by Tenant, as a material consideration for the execution of this Lease, that this Lease, with the specific references to written extrinsic documents, is the entire agreement of the parties; that there are, and were, no verbal representations, warranties, understandings, stipulations, agreements or promises pertaining to this Lease or to the expressly mentioned written extrinsic documents not incorporated in writing in this Lease.

12.16

Amendment. The final executed version of this Lease may not be altered, waived, amended or extended except by an instrument in writing signed by Landlord and Tenant.

12.17

Waiver of Jury Trial. LANDLORD AND TENANT HEREBY AGREE NOT TO ELECT A TRIAL BY JURY OF ANY ISSUE TRIABLE OF RIGHT BY JURY, AND WAIVE ANY RIGHT TO TRIAL BY JURY FULLY TO THE EXTENT THAT ANY SUCH RIGHT NOW OR HEREAFTER EXISTS WITH REGARD TO THIS LEASE. THIS WAIVER OF RIGHT TO TRIAL BY JURY IS GIVEN KNOWINGLY AND VOLUNTARILY BY LANDLORD AND TENANT, AND IS INTENDED TO ENCOMPASS INDIVIDUALLY EACH INSTANCE AND EACH ISSUE AS TO WHICH THE RIGHT TO A TRIAL BY JURY WOULD OTHERWISE ACCRUE. LANDLORD OR TENANT IS HEREBY AUTHORIZED TO FILE A COPY OF THIS SECTION IN ANY PROCEEDING AS CONCLUSIVE EVIDENCE OF THIS WAIVER.

12.18

Construction. The normal rule of construction to the effect that any ambiguities are to be resolved against a drafting party shall not be employed in the interpretation of this Lease or any exhibits or amendments hereto.

12.19

Submission. Submission of this Lease to either party shall have no binding force or effect, shall not constitute an option for leasing of the Leased Premises and shall not confer any right or impose any obligations upon either party until execution of this Lease by both parties.

12.20

Captions. The captions inserted in this Lease are for convenience only and in no way define, limit or otherwise describe the scope or intent of this Lease, or any provision hereof, and shall in no way effect the interpretation of this Lease.

12.21

Prevailing Party. In the event either Party hereto initiates litigation to enforce the terms and provisions of this Lease, the non-prevailing party in such action shall reimburse the prevailing party for reasonable attorneys fees, filing fees and court costs.

12.22

Effective Date. The Effective Date of this Lease is the date on which the last Party executes this Lease as shown on the signature page below.

12.23

Not a Security Arrangement. The parties hereto agree and acknowledge that this Lease is not intended as a security arrangement or financing secured by real property, but shall be construed for all purposes as a true lease.

12.24

Right of First Refusal. The Parties hereby acknowledge that the Leased Premises consists of a portion of a larger building. In the event the Landlord elects to Lease the adjacent space the Landlord shall first offer said space to the Tenant upon terms and conditions acceptable to Landlord in Landlord’s sole discretion. Tenant shall have a period of seventy-two

(72) hours from the day that Landlord offers said adjacent space to Tenant within which to elect to rent said space in accordance with Landlord’s terms. Should Tenant not accept Landlord’s terms within said seventy-two (72) hour period, Landlord shall have no further obligation to the Tenant with respect to the adjacent space.

THE BALANCE OF THIS PAGE IS INTENTIONALLY BLANK

SIGNATURES/DATE OF EXECUTION

SIGNED this ________day of _____________2019 by Tenant.

Tenant:

BASANITE INDUSTRIES, LLC
a Delaware limited liability company
WITNESSES:

Print Name:

	By:	/s/ David L. Anderson
Print Name:	Printed Name:	David L. Anderson
	Title:	Chief Executive Officer

Tenant Federal Employer ID #:

SIGNED this ________day of _____________2019 by Landlord.

Landlord:

WITNESSES:	CAMTON, LLC
a Florida limited liability company

Print Name:

	By:	/s/ David W. Sexton
David W. Sexton, Jr., Manager
Print Name:

EXHIBIT A

LEASED PREMISES

(follows this page)

EXHIBIT B

REAL PROPERTY

EXHIBIT C

TENANT IMPROVEMENTS

•

OFFICE AREA:

a.

Deliver entire premises in broom swept, clean condition with all doors, electric, exit & emergency lights, air conditioning unit (s) and plumbing in good working order and up to code as set forth by the City of Pompano Beach.

b.

Prime, prep and paint office area using building standard paint. Colors to be chosen by Tenant.

c.

Replace any damaged ceiling tiles with new ceiling tiles.

•

WAREHOUSE AREA:

a.

Deliver entire premises in broom swept, clean condition with all plumbing, electric, exit & emergency lights and doors in good working order and up to code as set forth by the City of Pompano Beach.

b.

Prime, prep and paint demising walls using building standard paint. Colors to be chosen by Tenant.

EXHIBIT D

SUBORDINATION, NON-DISTURBANCE
AND ATTORNMENT AGREEMENT

THIS AGREEMENT, made and entered into as of the ______ day of ________, 200_, by and between___________________________,  a ________________, whose address is ____________________________ (hereinafter referred to as the “Lender”), ______________________, a_______________, whose address is _______________________ (hereinafter referred to as the “Tenant”), and ____________________, a _____________, whose address is __________________________ (hereinafter referred to as the “Landlord”);

W I T N E S S E T H:

WHEREAS, Lender is the holder of a mortgage loan (hereinafter referred to as the “Loan”) to Landlord, which Loan is secured by, inter alia, a [[ Commercial Mortgage/Deed of Trust ]] and Security Agreement executed by Landlord to and in favor of Lender (hereinafter referred to as the “Mortgage”), encumbering the Landlord’s property located at ________________, in _______________ County, (hereinafter referred to as the “Mortgaged Premises”); and

WHEREAS, Landlord has leased all or some portion of the Mortgaged Premises (hereinafter referred to as the “Premises”) to Tenant by Lease dated _______________, 20__, as amended by ________________ dated ________, 20__ (hereinafter collectively referred to as the “Lease”); and

WHEREAS, Lender, in connection with the Loan, requires that the Lease and all of the rights of Tenant thereunder be subordinated to the Mortgage and all of the rights of Lender thereunder; and

WHEREAS, Tenant desires to receive certain assurances that its possession of the Premises will not be disturbed in such event, and Lender is willing to grant certain assurances upon the terms and conditions hereinafter set forth;

NOW, THEREFORE, the parties hereto, in consideration of the mutual covenants herein contained and intending to be legally bound, hereby agree as follows:

1.

The Lease and all of the rights of Tenant thereunder shall be and are hereby declared to be and at all times hereafter shall be and remain subject and subordinate in all respects to the Mortgage and all of the rights of Lender thereunder. Notwithstanding such  subordination, Lender hereby agrees that the Lease shall not terminate in the event of a foreclosure of the Mortgage. Tenant agrees to attorn to and to recognize Lender (as mortgagee in possession or otherwise), or the purchaser at such foreclosure sale, as Tenant’s landlord for the balance of the term of the Lease, in accordance with the terms and provisions thereof, but subject, nevertheless, to the provisions of this Agreement, which Agreement shall be controlling in the event of any conflict.

2.

Lender hereby agrees with Tenant that, so long as Tenant and/or its permitted successors and assigns comply with all of the terms, provisions, agreements, covenants and obligations set forth in the Lease, Tenant’s possession of the Premises under the Lease shall not be disturbed or interfered with by Lender.

3. Tenant hereby agrees that Lender, or any purchaser at a foreclosure sale, shall not be (a) liable for any act or omission of Landlord arising before acquisition of the interest, (b) bound by any rent or additional rent which Tenant might have paid for more than one (1) month in advance, (c) bound by any termination, except termination rights as provided in the Lease, material amendment or modification of the Lease which would result in an effective reduction of the rent payable under the Lease or which would reduce the term of the Lease made without Mortgagee’s prior written consent, or (d) subject to any offsets or defenses that Tenant might have against Landlord arising before acquisition of the interest in the Property, unless Tenant shall have provided Mortgagee written notice of any such matters in (a) or (d) above thereof in accordance with the provisions of the Lease or this Agreement.

4.

Tenant hereby agrees that it shall send written notice to Lender at the address set forth above, by certified mail, return receipt requested, of the occurrence of any default by Landlord in the terms and provisions of the Lease and describe with reasonable specificity the events constituting such default, together with the same opportunity to cure such default as is provided to Landlord under the Lease, or such other time to cure as Tenant and Mortgagee may agree upon, provided that within thirty (30) days of Mortgagee’s receipt of notice of the default, Mortgagee commences and is diligently proceeding to cure such default. Provided that in any event, Mortgagee shall have a period of at least thirty (30) days in which to cure a default on behalf of Landlord. However, in all instances, said cure shall be completed within ninety (90) days from Mortgagee’s receipt of notice of the default.

5.

This Agreement shall supersede, as between the parties hereto, all of the terms and provisions of the Lease which are inconsistent herewith.

6.

This Agreement may not be modified orally or in any other manner than by an agreement in writing signed by the parties hereto, or their respective successors in interest. This Agreement shall inure to the benefit of and be binding upon the parties hereto, and their successors and assigns.

7.

This Agreement shall be construed in accordance with the laws of the State of _____________.

8.

This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute but one Agreement.

The parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

LENDER:

By:
Name:
Title:

TENANT:

By:
Name:
Title:

LANDLORD:

By:
Name:
Title:

EXHIBIT E

EXCLUDED PARKING

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